                           TWIN LAKE TOWERS APARTMENTS
                             816 SOUTH ADAMS STREET
                               WESTMONT, ILLINOIS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                   [AMERICAN APPRAISAL ASSOCIATES LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:   TWIN LAKE TOWERS APARTMENTS
      816 SOUTH ADAMS STREET
      WESTMONT, DUPAGE COUNTY, ILLINOIS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 399 units with a total of 345,600 square feet of rentable area. The improvements were built in 1969. The improvements are situated on 16.6721 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 86% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                  ($25,700,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Kenneth W. Kapecki
                             -----------------------------------
June 28, 2003                Ken Kapecki, MAI
#053272                      Managing Principal, Real Estate Group
                             Illinois Certified General Real Estate Appraiser
                              #153000331

Report By:
Seamus P. King

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.........................................................    4
Introduction..............................................................    9
Area Analysis.............................................................   11
Market Analysis...........................................................   14
Site Analysis.............................................................   16
Improvement Analysis......................................................   16
Highest and Best Use......................................................   17

                                    VALUATION

Valuation Procedure.......................................................   18
Sales Comparison Approach.................................................   20
Income Capitalization Approach............................................   26
Reconciliation and Conclusion.............................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Twin Lake Towers Apartments
LOCATION:                          816 South Adams Street
                                   Westmont, Illinois

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate

INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 28, 2003
DATE OF REPORT:                    June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                         16.6721 acres, or 726,237 square feet
     Assessor Parcel No.:          09-16-400-003
     Floodplain:                   Community Panel No. 1702200001B (January 16,
                                   1981)
                                   Flood Zone C and A1, an area inside the
                                   floodplain.
     Zoning:                       R-5 (General Residence single family,
                                   two-family, multi-family)

BUILDING:
     No. of Units:                 399 Units
     Total NRA:                    345,600 Square Feet
     Average Unit Size:            866 Square Feet
     Apartment Density:            23.9 units per acre
     Year Built:                   1969

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                              Market Rent
                  Square   -----------------   Monthly     Annual
   Unit Type       Feet    Per Unit   Per SF   Income      Income
   ---------       ----    --------   ------   ------      ------
1Br/1Ba - 1A10       800   $    700   $ 0.88  $ 201,600  $ 2,419,200
2Br/1.5Ba - 2A15   1,025   $  1,000   $ 0.98  $ 108,000  $ 1,296,000
3Br/2Ba - 3A20     1,500   $  1,200   $ 0.80  $   3,600  $    43,200
                                      Total   $ 313,200  $ 3,758,400

OCCUPANCY:                          86%
ECONOMIC LIFE:                      45 Years
EFFECTIVE AGE:                      25 Years
REMAINING ECONOMIC LIFE:            20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

             [PICTURE]                                    [PICTURE]

    SUBJECT PROPERTY BUILDING 1                  SUBJECT PROPERTY BUILDING 2

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
     As Vacant:                     Hold for future multi-family development
     As Improved:                   Continuation as its current use

METHOD OF VALUATION:                In this instance, the Sales Comparison and
                                    Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                      Amount              $/Unit
---------------------                      ------              ------
Potential Rental Income                 $3,758,400          $9,420
Effective Gross Income                  $3,808,527          $9,545
Operating Expenses                      $1,550,257          $3,885            40.7% of EGI
Net Operating Income:                   $2,138,570          $5,360

Capitalization Rate                     8.25%
DIRECT CAPITALIZATION VALUE             $25,700,000 *       $64,411 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                          10 years
2002 Economic Vacancy                   12%
Stabilized Vacancy & Collection Loss:   7%
Lease-up / Stabilization Period         12 months
Terminal Capitalization Rate            8.75%
Discount Rate                           11.00%
Selling Costs                           2.00%
Growth Rates:
  Income                                3.00%
  Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE              $26,100,000 *       $65,414 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $25,900,000         $64,912 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)    $64,615 to $90,857
  Range of Sales $/Unit (Adjusted)      $58,154 to $68,143
VALUE INDICATION - PRICE PER UNIT       $24,900,000 *       $62,406 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales    6.76 to 7.61
  Selected EGIM for Subject             6.75
  Subject's Projected EGI               $3,808,527
EGIM ANALYSIS CONCLUSION                $25,500,000 *       $63,910 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $25,700,000 *       $64,411 / UNIT

RECONCILED SALES COMPARISON VALUE       $25,400,000         $63,659 / UNIT

------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                        $24,900,000
  NOI Per Unit                          $25,700,000
  EGIM Multiplier                       $25,500,000
INDICATED VALUE BY SALES COMPARISON     $25,400,000         $63,659 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:         $25,700,000
  Discounted Cash Flow Method:          $26,100,000
INDICATED VALUE BY THE INCOME APPROACH  $25,900,000         $64,912 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:    $25,700,000         $64,411 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 816 South Adams Street, Westmont, DuPage County, Illinois. Westmont identifies it as 09-16-400-003.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Seamus P. King on May 28, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. Seamus P. King performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and Seamus P. King have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
    MARKETING PERIOD:            6 to 12 months
    EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in AP XII Associates, L.P.. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Westmont, Illinois. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Route 83
West  - Interstate 355
South - Interstate 55
North - Route 34

MAJOR EMPLOYERS

Major employers in the subject's area include Lucent Technologies, Argonne National Lab, United Parcel Service, Edward Hospital, Indian Prairie School District, Northern Illinois Gas, Hinsdale Hospital, College of DuPage, DuPage County, Central DuPage Hospital, McMaster Carr Supply, Fermi National Lab, and Elmhurst Hospital. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                            NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
      CATEGORY               1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS     MSA
      --------               ------------  ------------  ------------     ---
POPULATION TRENDS
Current Population               17,229       121,362       236,541    8,502,982
5-Year Population                18,248       126,507       248,122    9,110,378
% Change CY-5Y                      5.9%          4.2%          4.9%         7.1%
Annual Change CY-5Y                 1.2%          0.8%          1.0%         1.4%

HOUSEHOLDS
Current Households                6,990        47,318        90,719    3,054,373
5-Year Projected Households       7,443        49,700        95,932    3,264,990
% Change CY - 5Y                    6.5%          5.0%          5.7%         6.9%
Annual Change CY-5Y                 1.3%          1.0%          1.1%         1.4%

INCOME TRENDS
Median Household Income       $  71,726      $ 83,212      $ 84,624   $   60,922
Per Capita Income             $  30,522      $ 36,300      $ 38,350   $   25,978
Average Household Income      $  73,928      $ 92,800      $ 99,915   $   72,319

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
      CATEGORY               1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS    MSA
      --------               ------------  ------------  ------------    ---
HOUSING TRENDS
% of Households Renting        39.24%         22.24%        20.25%     32.62%
5-Year Projected % Renting     38.43%         21.43%        19.55%     31.47%

% of Households Owning         55.24%         73.86%        75.36%     61.13%
5-Year Projected % Owning      56.39%         74.82%        76.28%     62.69%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Recreational Park and Apartments
South - Townhomes and Apartments
East  - Apartments
West  - Residential dwellings and Golf Course

CONCLUSIONS

The subject is well located within the city of Westmont. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                 MARKET ANALYSIS

The subject property is located in the city of Westmont in DuPage County. The overall pace of development in the subject's market is more or less stable. No new units are projected to be constructed in the subject market. New construction is occurring on the west side of Dupage County. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                 Region                 Submarket
------                 ------                 ---------
 4Q01                   4.0%                     3.8%
 1Q02                   5.1%                     6.8%
 2Q02                   5.2%                     6.0%
 3Q02                   5.5%                     5.6%
 4Q02                   6.0%                     6.3%
 1Q03                   6.4%                     7.5%

Source: Reis

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Due to decreasing interest rates, single family housing is becoming more affordable, consequently the renter base has been decreasing driving down rents and occupancy. Also, a shift in demographics has changed, as the majority of the property's tenants are blue collar workers whose annual income is generally less than a white collar worker. As a result the marketing strategies have shifted to attract new tenants by offering concessions throughout the market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period     Region     % Change     Submarket     % Change
------     ------     --------     ---------     --------
 4Q01      $  902         -          $ 829           -
 1Q02      $  894       -0.9%        $ 820         -1.1%
 2Q02      $  890       -0.4%        $ 813         -0.9%
 3Q02      $  896        0.7%        $ 821          1.0%
 4Q02      $  890       -0.7%        $ 813         -1.0%
 1Q03      $  879       -1.2%        $ 789         -3.0%

Source: Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                             COMPETITIVE PROPERTIES

  No.          Property Name          Units  Ocpy.  Year Built       Proximity to subject
  ---          -------------          -----  -----  ----------       --------------------
R-1      Avalon at West Grove          400    90%   1967 (1999)  Right next to the subject
R-2      Oaks at Knollwood             224    93%      1986      1.5 miles east of the subject
R-3      Idyllwild                     178    86%      1979      3.5 miles south of the subject
R-4      Bristol Club                  420    89%      1986      4 miles west of the subject
R-5      Archstone Willowbrook         488    90%   1986 (2000)  2 miles east of subject
Subject  Twin Lake Towers Apartments   399    86%      1969

The apartment sector has been adversely affected by the affordability of single-family homes and poor economic conditions. Owners have lowered rents, which has eliminated any opportunity for rent growth. Typically, apartment managers have been either decreasing rent or offering rent concessions (mostly 1-2 months free rent) to attract new tenants. The market is expected to have an upturn by the end of 2003 and continue to see rents increase thereafter.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                  16.6721 acres, or 726,237 square feet
  Shape                      Rectangular
  Topography                 Level
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Average
  Flood Zone:
    Community Panel          1702200001B, dated January 16, 1981
    Flood Zone               Zone C and A1
  Zoning                     R-5, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                       ASSESSED VALUE - 2002
               -----------------------------------  TAX RATE/  PROPERTY
PARCEL NUMBER    LAND       BUILDING      TOTAL     MILL RATE    TAXES
-------------    ----       --------      -----     ---------    -----
09-16-400-003  $ 990,680  $ 4,815,680  $ 5,806,360  $ 0.05364  $ 311,459

IMPROVEMENT ANALYSIS
  Year Built                 1969
  Number of Units            399
  Net Rentable Area          345,600 Square Feet
  Construction:
    Foundation               Reinforced concrete slab
    Frame                    Reinforced Concrete
    Exterior Walls           Brick or masonry
    Roof                     Single-ply membrane over a steel truss structure
  Project Amenities          Amenities at the subject include a laundry room,
                             lake/pond, and parking area.
  Unit Amenities             Individual unit amenities include a balcony, cable
                             TV connection, and washer dryer connection.
                             Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

Unit Mix:

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                   Unit Area
   Unit Type      Number of Units  (Sq. Ft.)
   ---------      ---------------  ---------
1Br/1Ba - 1A10         288             800
2Br/1.5Ba - 2A15       108           1,025
3Br/2Ba - 3A20           3           1,500

Overall Condition            Average
Effective Age                25 years
Economic Life                45 years
Remaining Economic Life      20 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1969 and consist of a 399-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                COMPARABLE                COMPARABLE
       DESCRIPTION                    SUBJECT                      I - 1                     I - 2
       -----------                    -------                      -----                     -----
 Property Name             Twin Lake Towers Apartments  Greenway Trail Apartments  Remington Apartments
LOCATION:
 Address                   816 South Adams Street       136 Greenway Trail         525 Fair Meadows Drive
 City, State               Westmont, Illinois           Carol Stream, IL           Romeoville, IL
 County                    DuPage                       DuPage                     Will
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)    345,600                      269,400                    332,206
 Year Built                1969                         1977                       1999
 Number of Units           399                          325                        350
 Unit Mix:                      Type            Total      Type           Total     Type             Total
                                ----            -----      ----           -----     ----             -----
                           1Br/1Ba - 1A10        288    Studio/1BH           1     1BR/1BH            169
                           2Br/1.5Ba - 2A15      108    1BR/1.5BH          228     2BR/2BH            169
                           3Br/2Ba - 3A20          3    2BR/1.5BH           96     3BR/2BH             12
 Average Unit Size (SF)    866                          829                        949
 Land Area (Acre)          16.6721                      14.7500                    29.1700
 Density (Units/Acre)      23.9                         22.0                       12.0
 Parking Ratio             2.01                         Ample                      2.00
  (Spaces/Unit)
 Parking Type (Gr., Cov.,
  etc.)                    Open                         Open                       Open, Covered
CONDITION:                 Average                      Average                    Very Good
APPEAL:                    Average                      Good                       Good
AMENITIES:
 Pool/Spa                  No/No                        Yes/No                     Yes/Yes
 Gym Room                  No                           No                         Yes
 Laundry Room              Yes                          Yes                        Yes
 Secured Parking           No                           No                         Yes
 Sport Courts              No                           Yes                        Yes
 Washer/Dryer Connection   Yes                          Yes                        Yes
 Firplace                  No                           No                         Yes
 Balconies                 Yes                          Yes                        Yes
OCCUPANCY:                 86%                          95%                        93%
TRANSACTION DATA:
 Sale Date                                              January, 2003              June, 2002
 Sale Price ($)                                         $21,000,000                $31,800,000
 Grantor                                                582 Redhill (LLC)          Fairfield Romeoville (LP)
 Grantee                                                Greenway Apts. Ltd.        JRC Remington (LLC)
                                                        Partnership
 Sale Documentation                                     R03-072490                 R0-2109715
 Verification                                           Confidential               Confidential
 Telephone Number
ESTIMATED PRO-FORMA:                                      Total $  $/Unit   $/SF     Total $   $/Unit  $/SF
                                                          -------  ------   ----     -------   ------  ----
 Potential Gross Income                                 $3,268,260 $10,056 $12.13  $4,495,020 $12,843 $13.53
 Vacancy/Credit Loss                                    $  163,413 $   503 $ 0.61  $  314,651 $   899 $ 0.95
 Effective Gross Income                                 $3,104,847 $ 9,553 $11.53  $4,180,369 $11,944 $12.58
 Operating Expenses                                     $1,241,939 $ 3,821 $ 4.61  $1,672,148 $ 4,778 $ 5.03
 Net Operating Income                                   $1,862,908 $ 5,732 $ 6.92  $2,508,221 $ 7,166 $ 7.55
NOTES:                                                  None                       None
 PRICE PER UNIT                                                 $  64,615                  $  90,857
 PRICE PER SQUARE FOOT                                          $   77.95                  $   95.72
 EXPENSE RATIO                                                       40.0%                      40.0%
 EGIM                                                                6.76                       7.61
 OVERALL CAP RATE                                                    8.87%                      7.89%
 Cap Rate based on Pro Forma or Actual Income?                  PRO FORMA                  PRO FORMA

                                     COMPARABLE                COMPARABLE
       DESCRIPTION                      I - 3                     I - 4
       -----------                      -----                     -----
 Property Name             Hunters Glen Apartments      Mill Ponds Apartments
LOCATION:
 Address                   245 North Oakhurst Drive     1331 Modaff Road
 City, State               Aurora, IL                   Naperville, IL
 County                    DuPage                       DuPage
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)    299,040                      205,931
 Year Built                1989                         1988
 Number of Units           320                          216
 Unit Mix:                   Type               Total     Type             Total
                             ----               -----     ----             -----
                           1BR/1BH               128    1BR/1BH             72
                           2BR/2BH               192    2BR/2BH            144

 Average Unit Size (SF)    935                          953
 Land Area (Acre)          14.8700                      13.4200
 Density (Units/Acre)      21.5                         16.1
 Parking Ratio             0.46                         2.00
  (Spaces/Unit)
 Parking Type (Gr., Cov.,
  etc.)                    Open, Covered                Open, Covered
CONDITION:                 Good                         Average
APPEAL:                    Good                         Average
AMENITIES:
 Pool/Spa                  Yes/No                       Yes/No
 Gym Room                  Yes                          No
 Laundry Room              No                           Yes
 Secured Parking           Yes                          No
 Sport Courts              Yes                          No
 Washer/Dryer Connection   Yes                          No
 Firplace                  Yes                          No
 Balconies                 Yes                          Yes
OCCUPANCY:                 90%                          96%
TRANSACTION DATA:
 Sale Date                 February, 2002               May, 2001
 Sale Price ($)            $22,800,000                  $14,684,000
 Grantor                   Realty Associates Fund III   State Bank of Countryside
 Grantee                   R.E. Cedar (LP)              Mill Ponds Associates
 Sale Documentation        R02-040364                   R01-079063
 Verification              Confidential                 Confidential
 Telephone Number
ESTIMATED PRO-FORMA:         Total $   $/Unit   $/SF      Total $   $/Unit  $/SF
                             -------   ------   ----      -------   ------  ----
 Potential Gross Income    $3,732,300 $11,663 $12.48    $2,087,000 $ 9,662 $10.13
 Vacancy/Credit Loss       $  373,230 $ 1,166 $ 1.25    $        0 $     0 $ 0.00
 Effective Gross Income    $3,359,070 $10,497 $11.23    $2,087,000 $ 9,662 $10.13
 Operating Expenses        $1,511,582 $ 4,724 $ 5.05    $  707,520 $ 3,276 $ 3.44
 Net Operating Income      $1,847,488 $ 5,773 $ 6.18    $1,379,480 $ 6,386 $ 6.70
NOTES:                     Estimated $1.8 million       None
                           worth of work upgrading the
                           clubhouse.
                           (roof and residing)
 PRICE PER UNIT                   $   71,250                  $   67,981
 PRICE PER SQUARE FOOT            $    76.24                  $    71.31
 EXPENSE RATIO                          45.0%                       33.9%
 EGIM                                   6.79                        7.04
 OVERALL CAP RATE                       8.10%                       9.39%
 Cap Rate based on Pro
  Forma or Actual Income?          PRO FORMA                    ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $64,615 to $90,857 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $58,154 to $68,143 per unit with a mean or average adjusted price of $62,774 per unit. The median adjusted price is $62,399 per unit. Based on the following analysis, we have concluded to a value of $63,000 per unit, which results in an "as is" value of $24,900,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

SALES ADJUSTMENT GRID

                                                                    COMPARABLE                COMPARABLE
         DESCRIPTION                     SUBJECT                      I - 1                     I - 2
         -----------                     -------                      -----                     -----
 Property Name                 Twin Lake Towers Apartments  Greenway Trail Apartments  Remington Apartments
 Address                       816 South Adams Street       136 Greenway Trail         525 Fair Meadows Drive
 City                          Westmont, Illinois           Carol Stream, IL           Romeoville, IL
 Sale Date                                                  January, 2003              June, 2002
 Sale Price ($)                                             $21,000,000                $31,800,000
 Net Rentable Area (SF)        345,600                      269,400                    332,206
 Number of Units               399                          325                        350
 Price Per Unit                                             $64,615                    $90,857
 Year Built                    1969                         1977                       1999
 Land Area (Acre)              16.6721                      14.7500                    29.1700
VALUE ADJUSTMENTS                      DESCRIPTION            DESCRIPTION        ADJ.    DESCRIPTION      ADJ.
 Property Rights Conveyed      Fee Simple Estate            Fee Simple Estate     0%   Fee Simple Estate   0%
 Financing                                                  Cash To Seller        0%   Cash To Seller      0%
 Conditions of Sale                                         Arm's Length          0%   Arm's Length        0%
 Date of Sale (Time)                                        01-2003               0%   06-2002             0%
VALUE AFTER TRANS. ADJUST.
  ($/UNIT)                                                         $64,615                 $90,857
 Location                                                   Comparable            0%   Comparable          0%
 Number of Units               399                          325                   0%   350                 0%
 Quality / Appeal              Average                      Inferior              5%   Superior           -5%
 Age / Condition               1969                         1977 / Average        0%   1999 / Very Good  -10
 Occupancy at Sale             86%                          95%                 -10    93%               -10
 Amenities                     Poor                         Superior             -5%   Superior           -5%
 Average Unit Size (SF)        866                          829                   0%   949                 5%
PHYSICAL ADJUSTMENT                                                             -10%                     -25%
FINAL ADJUSTED VALUE ($/UNIT)                                      $58,154                  $68,143

                                          COMPARABLE                 COMPARABLE
         DESCRIPTION                        I - 3                       I - 4
         -----------                        -----                       -----
 Property Name                 Hunters Glen Apartments      Mill Ponds Apartments
 Address                       245 North Oakhurst Drive     1331 Modaff Road
 City                          Aurora, IL                   Naperville, IL
 Sale Date                     February, 2002               May, 2001
 Sale Price ($)                $22,800,000                  $14,684,000
 Net Rentable Area (SF)        299,040                      205,931
 Number of Units               320                          216
 Price Per Unit                $71,250                      $67,981
 Year Built                    1989                         1988
 Land Area (Acre)              14.8700                      13.4200
VALUE ADJUSTMENTS                DESCRIPTION         ADJ.     DESCRIPTION        ADJ.
 Property Rights Conveyed      Fee Simple Estate      0%    Fee Simple Estate     0%
 Financing                     Cash To Seller         0%    Cash To Seller        0%
 Conditions of Sale            Arm's Length           0%    Arm's Length          0%
 Date of Sale (Time)           02-2002                0%    05-2001               0%
VALUE AFTER TRANS. ADJUST.
  ($/UNIT)                             $71,250                     $71,381
 Location                      Comparable             0%    Comparable            0%
 Number of Units               320                    0%    216                 -10%
 Quality / Appeal              Comparable             0%    Inferior              5%
 Age / Condition               1989 / Good           -5%    1988 / Average        0%
 Occupancy at Sale             90%                   -5%    96%                 -10%
 Amenities                     Superior              -5%    Superior             -5%
 Average Unit Size (SF)        935                    5%    953                   5%
PHYSICAL ADJUSTMENT                                 -10%                        -15%
FINAL ADJUSTED VALUE ($/UNIT)          $64,125                     $60,673

SUMMARY

VALUE RANGE (PER UNIT)                 $ 58,154          TO     $     68,143
MEAN (PER UNIT)                        $ 62,774
MEDIAN (PER UNIT)                      $ 62,399
VALUE CONCLUSION (PER UNIT)            $ 63,000

VALUE OF IMPROVEMENT & MAIN SITE                                $ 25,137,000
 LESS: LEASE-UP COST                                           -$    161,000
 PV OF CONCESSIONS                                             -$     86,000
VALUE INDICATED BY SALES COMPARISON APPROACH                    $ 24,890,000
ROUNDED                                                         $ 24,900,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                             NOI PER UNIT COMPARISON

                    SALE PRICE             NOI/      SUBJECT NOI
COMPARABLE  NO. OF  -----------         ----------  --------------  ADJUSTMENT  INDICATED
   NO.      UNITS   PRICE/UNIT   OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
   ---      -----   ----------   ---     --------   --------------    ------    ----------
  I-1        325    $21,000,000  8.87%  $1,862,908   $ 2,138,570      0.935     $  60,420
                    $    64,615         $    5,732   $     5,360
  I-2        350    $31,800,000  7.89%  $2,508,221   $ 2,138,570      0.748     $  67,954
                    $    90,857         $    7,166   $     5,360
  I-3        320    $22,800,000  8.10%  $1,847,488   $ 2,138,570      0.928     $  66,146
                    $    71,250         $    5,773   $     5,360
  I-4        216    $14,684,000  9.39%  $1,379,480   $ 2,138,570      0.839     $  57,053
                    $    67,981         $    6,386   $     5,360

                                   PRICE/UNIT

  Low       High     Average    Median
$ 57,053  $ 67,954  $ 62,893   $ 63,283

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $    65,000
Number of Units                               399

Value                                 $25,935,000
 Less: Lease-Up Cost                 -$   161,000
 PV of Concessions                   -$    86,000
                                      -----------
Value Based on NOI Analysis           $25,688,000
                       Rounded        $25,700,000

The adjusted sales indicate a range of value between $57,053 and $67,954 per unit, with an average of $62,893 per unit. Based on the subject's competitive position within the improved sales, a value of $65,000 per unit is estimated. This indicates an "as is" market value of $25,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE  NO. OF   ----------    EFFECTIVE     OPERATING               SUBJECT
   NO.      UNITS    PRICE/UNIT   GROSS INCOME    EXPENSE      OER    PROJECTED OER  EGIM
   ---      -----    ----------   ------------    -------      ---    -------------  ----
   I-1       325    $ 21,000,000  $  3,104,847  $ 1,241,939   40.00%                 6.76
                    $     64,615
   I-2       350    $ 31,800,000  $  4,180,369  $ 1,672,148   40.00%                 7.61
                    $     90,857
                                                                         40.70%
   I-3       320    $ 22,800,000  $  3,359,070  $ 1,511,582   45.00%                 6.79
                    $     71,250
   I-4       216    $ 14,684,000  $  2,087,000  $   707,520   33.90%                 7.04
                    $     67,981

                                      EGIM

 Low         High     Average       Median
 ---         ----     -------       ------
6.76         7.61      7.05          6.91

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 6.75
                                       -----------
Subject EGI                            $ 3,808,527

Value                                  $25,707,557
 Less: Lease-Up Cost                  -$   161,000
 PV of Concessions                    -$    86,000
                                       -----------
Value Based on EGIM Analysis           $25,460,557
                          Rounded      $25,500,000

            Value Per Unit             $    63,910

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization a Approach of this report, the subject's operating expense ratio (OER) is estimated at 40.70% before reserves. The comparable sales indicate a range of expense ratios from 33.90% to 45.00%, while their EGIMs range from 6.76 to 7.61. Overall, we conclude to an EGIM of 6.75, which results in an "as is" value estimate in the EGIM Analysis of $25,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $25,400,000.

                  Price Per Unit                             $ 24,900,000
                  NOI Per Unit                               $ 25,700,000
                  EGIM Analysis                              $ 25,500,000

                  Sales Comparison Conclusion                $ 25,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                             Average
                             Unit Area  ------------------
    Unit Type                (Sq. Ft.)  Per Unit    Per SF      %Occupied
-------------------------------------------------------------------------
1Br/1Ba - 1A10                  800       $743       $0.93         84.0%
2Br/1.5Ba - 2A15               1025       $938       $0.92         90.7%
3Br/2Ba - 3A20                 1500       $608       $0.41        100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                  RENT ANALYSIS

                                                                              COMPARABLE RENTS
                                                            -----------------------------------------------------
                                                                R-1        R-2        R-3       R-4       R-5
                                                            -----------------------------------------------------
                                                            Avalon at    Oaks at              Bristol  Archstone
                                                            West Grove  Knollwood  Idyllwild   Club   Willowbrook
                                                            -----------------------------------------------------
                                                                          COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT  -----------------------------------------------------
                           SUBJECT UNIT   ACTUAL   ASKING   Slightly    Slightly   Slightly  Slightly   Slightly
      DESCRIPTION              TYPE        RENT     RENT    Superior    Superior   Superior  Superior   Superior
-----------------------------------------------------------------------------------------------------------------
Monthly Rent              1BR/1BA - 1A10  $   743  $   684   $    787    $    928  $    770  $  1,008   $    835
Unit Area (SF)                                800      800        830         741       800       804        793
Monthly Rent Per Sq. Ft.                  $  0.93  $  0.86   $   0.95    $   1.25  $   0.96  $   1.25   $   1.05

Monthly Rent              2BR/1.5BA -     $   938  $   839   $    885    $  1,190  $    900  $  1,132   $    950
Unit Area (SF)            2A15              1,025    1,025      1,113         959     1,050       928        921
Monthly Rent Per Sq. Ft.                  $  0.92  $  0.82   $   0.80    $   1.24  $   0.86  $   1.22   $   1.03

Monthly Rent              3BR/2BA - 3A20  $   608  $ 1,104               $  1,270            $  1,230   $  1,145
Unit Area (SF)                              1,500    1,500                  1,002               1,026      1,021
Monthly Rent Per Sq. Ft.                  $  0.41  $  0.74               $   1.27            $   1.20   $   1.12

      DESCRIPTION          MIN     MAX     MEDIAN  AVERAGE
----------------------------------------------------------
Monthly Rent              $  770  $1,008   $  835  $   866
Unit Area (SF)               741     830      800      794
Monthly Rent Per Sq. Ft.  $ 0.95  $ 1.25   $ 1.05  $  1.09

Monthly Rent              $  885  $1,190   $  950  $ 1,011
Unit Area (SF)               921   1,113      959      994
Monthly Rent Per Sq. Ft.  $ 0.80  $ 1.24   $ 1.03  $  1.03

Monthly Rent              $1,145  $1,270   $1,230  $ 1,215
Unit Area (SF)             1,002   1,026    1,021    1,016
Monthly Rent Per Sq. Ft.  $ 1.12  $ 1.27   $ 1.20  $  1.20

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                Market Rent
                                                Unit Area   -------------------       Monthly              Annual
   Unit Type                Number of Units     (Sq. Ft.)   Per Unit     Per SF        Income              Income
-------------------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10                    288               800        $700       $0.88       $201,600           $2,419,200
2Br/1.5Ba - 2A15                  108             1,025      $1,000       $0.98       $108,000           $1,296,000
3Br/2Ba - 3A20                      3             1,500      $1,200       $0.80       $  3,600           $   43,200
                                                                                      --------           ----------
                                                                          Total       $313,200           $3,758,400
                                                                                      --------           ----------

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                      FISCAL YEAR  2000         FISCAL YEAR  2001         FISCAL YEAR  2002
                                   ---------------------------------------------------------------------------
                                            ACTUAL                    ACTUAL                    ACTUAL
                                   ---------------------------------------------------------------------------
        DESCRIPTION                  TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
--------------------------------------------------------------------------------------------------------------
Revenues                           $3,848,287   $    9,645   $4,124,647   $   10,337   $4,020,845   $   10,077
     Rental Income
                                   $  171,461   $      430   $  343,002   $      860   $  370,988   $      930
     Vacancy                       $   78,100   $      196   $  212,985   $      534   $  131,228   $      329
     Credit Loss/Concessions
           Subtotal                $  249,561   $      625   $  555,987   $    1,393   $  502,216   $    1,259


     Laundry Income                $        0   $        0   $        0   $        0   $        0   $        0
     Garage Revenue                $        0   $        0   $        0   $        0   $        0   $        0
     Other Misc. Revenue           $  131,819   $      330   $  239,309   $      600   $  311,210   $      780
           Subtotal Other Income   $  131,819   $      330   $  239,309   $      600   $  311,210   $      780

Effective Gross Income             $3,730,545   $    9,350   $3,807,969   $    9,544   $3,829,839   $    9,599

Operating Expenses
     Taxes                         $  285,316   $      715   $  290,541   $      728   $  329,372   $      825
     Insurance                     $   52,013   $      130   $   59,511   $      149   $   71,013   $      178
     Utilities                     $  358,673   $      899   $  491,221   $    1,231   $  457,407   $    1,146
     Repair & Maintenance          $   80,245   $      201   $   84,598   $      212   $   55,355   $      139
     Cleaning                      $   36,857   $       92   $   28,597   $       72   $   31,200   $       78
     Landscaping                   $   18,063   $       45   $   19,264   $       48   $   18,868   $       47
     Security                      $        0   $        0   $        0   $        0   $        0   $        0
     Marketing & Leasing           $   39,893   $      100   $   52,555   $      132   $   68,567   $      172
     General Administrative        $  303,589   $      761   $  406,753   $    1,019   $  335,885   $      842
     Management                    $  189,072   $      474   $  203,034   $      509   $  191,155   $      479
     Miscellaneous                 $   65,251   $      164   $   66,270   $      166   $   92,914   $      233

Total Operating Expenses           $1,428,972   $    3,581   $1,702,344   $    4,267   $1,651,736   $    4,140

     Reserves                      $        0   $        0   $        0   $        0   $        0   $        0

Net Income                         $2,301,573   $    5,768   $2,105,625   $    5,277   $2,178,103   $    5,459

                                      FISCAL YEAR  2003          ANNUALIZED  2003
                                   -------------------------------------------------
                                      MANAGEMENT BUDGET             PROJECTION                   AAA PROJECTION
                                   ---------------------------------------------------------------------------------------
        DESCRIPTION                  TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT         %
--------------------------------------------------------------------------------------------------------------------------
Revenues                           $3,956,217   $    9,915   $3,795,284   $    9,512   $3,758,400   $    9,420      100.0%
     Rental Income
                                   $  319,958   $      802   $  413,240   $    1,036   $  187,920   $      471        5.0%
     Vacancy                       $  105,808   $      265   $  205,848   $      516   $   75,168   $      188        2.0%
     Credit Loss/Concessions
           Subtotal                $  425,766   $    1,067   $  619,088   $    1,552   $  263,088   $      659        7.0%
     Laundry Income                $        0   $        0   $        0   $        0   $        0   $        0        0.0%
     Garage Revenue                $        0   $        0   $        0   $        0   $        0   $        0        0.0%
     Other Misc. Revenue           $  313,122   $      785   $  351,840   $      882   $  313,215   $      785        8.3%
           Subtotal Other Income   $  313,122   $      785   $  351,840   $      882   $  313,215   $      785        8.3%

Effective Gross Income             $3,843,573   $    9,633   $3,528,036   $    8,842   $3,808,527   $    9,545      100.0%

Operating Expenses
     Taxes                         $  321,166   $      805   $  318,320   $      798   $  321,195   $      805        8.4%
     Insurance                     $   78,588   $      197   $   76,812   $      193   $   78,603   $      197        2.1%
     Utilities                     $  406,257   $    1,018   $  431,672   $    1,082   $  406,182   $    1,018       10.7%
     Repair & Maintenance          $   56,949   $      143   $  158,056   $      396   $   57,057   $      143        1.5%
     Cleaning                      $        0   $        0   $   31,200   $       78   $        0   $        0        0.0%
     Landscaping                   $  111,145   $      279   $   14,300   $       36   $  111,321   $      279        2.9%
     Security                      $        0   $        0   $        0   $        0   $        0   $        0        0.0%
     Marketing & Leasing           $   59,726   $      150   $   62,328   $      156   $   59,850   $      150        1.6%
     General Administrative        $  324,768   $      814   $  389,792   $      977   $  324,786   $      814        8.5%
     Management                    $  159,201   $      399   $  179,988   $      451   $  114,256   $      286        3.0%
     Miscellaneous                 $   77,131   $      193   $  523,912   $    1,313   $   77,007   $      193        2.0%

Total Operating Expenses           $1,594,931   $    3,997   $2,186,380   $    5,480   $1,550,257   $    3,885       40.7%

     Reserves                      $        0   $        0   $        0   $        0   $  119,700   $      300        7.7%

Net Income                         $2,248,642   $    5,636   $1,341,656   $    3,363   $2,138,570   $    5,360       56.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
            ---------------------------------------------------
                   GOING-IN                       TERMINAL
            ---------------------            ------------------
             LOW             HIGH             LOW         HIGH
            ---------------------------------------------------
RANGE       6.00%           10.00%           7.00%       10.00%
AVERAGE             8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.         SALE DATE   OCCUP.     PRICE/UNIT     OAR
------------------------------------------------------------
   I-1              Jan-03      95%       $64,615      8.87%
   I-2              Jun-02      93%       $90,857      7.89%
   I-3              Feb-02      90%       $71,250      8.10%
   I-4              May-01      96%       $67,981      9.39%
   I-5              Jan-00       0%                     N/A
                                             High      9.39%
                                              Low      7.89%
                                          Average      8.56%

                               LOCAL BROKER SURVEY

        BROKER                      COMPANY                      MARKET CAP RATE
----------------------------------------------------------------------------------
Class B & C Properties       Real Capital Analytics                5.5% - 7.8%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.25%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $26,100,000. In this instance, the reversion figure contributes approximately 43% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

DISCOUNTED CASH FLOW ANALYSIS

                           TWIN LAKE TOWERS APARTMENTS

                   YEAR                        APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
               FISCAL YEAR                        1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------------
REVENUE

         Base Rent                            $3,758,400    $3,871,152    $3,987,287    $4,106,905    $4,230,112    $4,357,016

         Vacancy                              $  371,856    $  193,558    $  199,364    $  205,345    $  211,506    $  217,851
         Credit Loss                          $   75,168    $   77,423    $   79,746    $   82,138    $   84,602    $   87,140
         Concessions                          $   95,760    $        0    $        0    $        0    $        0    $        0
              Subtotal                        $  542,784    $  270,981    $  279,110    $  287,483    $  296,108    $  304,991

         Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
         Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
         Other Misc. Revenue                  $  313,215    $  322,611    $  332,290    $  342,258    $  352,526    $  363,102
              Subtotal Other Income           $  313,215    $  322,611    $  332,290    $  342,258    $  352,526    $  363,102

EFFECTIVE GROSS INCOME                        $3,528,831    $3,922,783    $4,040,466    $4,161,680    $4,286,531    $4,415,127

OPERATING EXPENSES:
         Taxes                                $  321,195    $  330,831    $  340,756    $  350,978    $  361,508    $  372,353
         Insurance                            $   78,603    $   80,961    $   83,390    $   85,892    $   88,468    $   91,122
         Utilities                            $  406,182    $  418,367    $  430,918    $  443,846    $  457,161    $  470,876
         Repair & Maintenance                 $   57,057    $   58,769    $   60,532    $   62,348    $   64,218    $   66,145
         Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
         Landscaping                          $  111,321    $  114,661    $  118,100    $  121,643    $  125,293    $  129,052
         Security                             $        0    $        0    $        0    $        0    $        0    $        0
         Marketing & Leasing                  $   59,850    $   61,646    $   63,495    $   65,400    $   67,362    $   69,383
         General Administrative               $  324,786    $  334,530    $  344,565    $  354,902    $  365,550    $  376,516
         Management                           $  105,865    $  117,683    $  121,214    $  124,850    $  128,596    $  132,454
         Miscellaneous                        $   77,007    $   79,317    $   81,697    $   84,148    $   86,672    $   89,272

TOTAL OPERATING EXPENSES                      $1,541,866    $1,596,765    $1,644,667    $1,694,007    $1,744,828    $1,797,173

         Reserves                             $  119,700    $  123,291    $  126,990    $  130,799    $  134,723    $  138,765

NET OPERATING INCOME                          $1,867,265    $2,202,727    $2,268,809    $2,336,873    $2,406,980    $2,479,189

         Operating Expense Ratio (% of EGI)         43.7%         40.7%         40.7%         40.7%         40.7%         40.7%
         Operating Expense Per Unit           $    3,864    $    4,002    $    4,122    $    4,246    $    4,373    $    4,504

                   YEAR                        APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
               FISCAL YEAR                        7             8             9            10            11
----------------------------------------------------------------------------------------------------------------
REVENUE

         Base Rent                            $4,487,726    $4,622,358    $4,761,029    $4,903,860    $5,050,975

         Vacancy                              $  224,386    $  231,118    $  238,051    $  245,193    $  252,549
         Credit Loss                          $   89,755    $   92,447    $   95,221    $   98,077    $  101,020
         Concessions                          $        0    $        0    $        0    $        0    $        0
              Subtotal                        $  314,141    $  323,565    $  333,272    $  343,270    $  353,568

         Laundry Income                       $        0    $        0    $        0    $        0    $        0
         Garage Revenue                       $        0    $        0    $        0    $        0    $        0
         Other Misc. Revenue                  $  373,995    $  385,215    $  396,771    $  408,675    $  420,935
              Subtotal Other Income           $  373,995    $  385,215    $  396,771    $  408,675    $  420,935

EFFECTIVE GROSS INCOME                        $4,547,580    $4,684,008    $4,824,528    $4,969,264    $5,118,342

OPERATING EXPENSES:
         Taxes                                $  383,524    $  395,029    $  406,880    $  419,087    $  431,659
         Insurance                            $   93,856    $   96,672    $   99,572    $  102,559    $  105,636
         Utilities                            $  485,003    $  499,553    $  514,539    $  529,975    $  545,875
         Repair & Maintenance                 $   68,129    $   70,173    $   72,278    $   74,446    $   76,680
         Cleaning                             $        0    $        0    $        0    $        0    $        0
         Landscaping                          $  132,923    $  136,911    $  141,018    $  145,249    $  149,606
         Security                             $        0    $        0    $        0    $        0    $        0
         Marketing & Leasing                  $   71,464    $   73,608    $   75,816    $   78,091    $   80,433
         General Administrative               $  387,811    $  399,446    $  411,429    $  423,772    $  436,485
         Management                           $  136,427    $  140,520    $  144,736    $  149,078    $  153,550
         Miscellaneous                        $   91,950    $   94,709    $   97,550    $  100,477    $  103,491

TOTAL OPERATING EXPENSES                      $1,851,088    $1,906,620    $1,963,819    $2,022,734    $2,083,416

         Reserves                             $  142,928    $  147,216    $  151,632    $  156,181    $  160,867

NET OPERATING INCOME                          $2,553,565    $2,630,172    $2,709,077    $2,790,349    $2,874,060

         Operating Expense Ratio (% of EGI)         40.7%         40.7%         40.7%         40.7%         40.7%
         Operating Expense Per Unit           $    4,639    $    4,778    $    4,922    $    5,070    $    5,222

Estimated Stabilized NOI  $2,138,570   Sales Expense Rate   2.00%
Months to Stabilized              12   Discount Rate       11.00%
Stabilized Occupancy            95.0%  Terminal Cap Rate    8.75%

Gross Residual Sale Price  $32,846,394  Deferred Maintenance        $         0
  Less: Sales Expense      $   656,928  Add: Excess Land            $         0
                           -----------
Net Residual Sale Price    $32,189,466  Other Adjustments           $         0
                                                                    -----------
PV of Reversion            $11,336,630  Value Indicated By "DCF"    $26,083,740
Add: NPV of NOI            $14,747,110
                           -----------                     Rounded  $26,100,000
PV Total                   $26,083,740

                          "DCF" VALUE SENSITIVITY TABLE

                                                                DISCOUNT RATE
                          -----------------------------------------------------------------------------------------
      TOTAL VALUE            10.50%              10.75%             11.00%         11.25%                  11.50%
-------------------------------------------------------------------------------------------------------------------
                  8.25%   $27,686,782         $27,223,693        $26,770,809    $26,327,872             $25,894,630
TERMINAL          8.50%   $27,316,812         $26,861,990        $26,417,171    $25,982,100             $25,556,534
CAP RATE          8.75%   $26,967,984         $26,520,956        $26,083,740    $25,656,088             $25,237,757
                  9.00%   $26,638,535         $26,198,869        $25,768,834    $25,348,187             $24,936,691
                  9.25%   $26,326,893         $25,894,191        $25,470,949    $25,056,929             $24,651,898

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

INCOME LOSS DURING LEASE-UP

The subject is currently 86% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $161,000 as shown in the following table.

         DESCRIPTION                                YEAR 1
------------------------------------------------------------
"As Is" Net Operating Income                      $1,867,265
Stabilized Net Operating Income                   $2,045,683

Difference                                        $  178,418

PV of Income Loss During Lease-Up                 $  160,737

                                  Rounded         $  161,000

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $86,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.25% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                           TWIN LAKE TOWERS APARTMENTS

                                                                TOTAL      PER SQ. FT.   PER UNIT  %OF EGI
----------------------------------------------------------------------------------------------------------
REVENUE

  Base Rent                                                  $ 3,758,400      $10.88      $ 9,420

  Less: Vacancy & Collection Loss               7.00%        $   263,088      $ 0.76      $   659

  Plus: Other Income

    Laundry Income                                           $         0      $ 0.00      $     0    0.00%
    Garage Revenue                                           $         0      $ 0.00      $     0    0.00%
    Other Misc. Revenue                                      $   313,215      $ 0.91      $   785    8.22%
      Subtotal Other Income                                  $   313,215      $ 0.91      $   785    8.22%

EFFECTIVE GROSS INCOME                                       $ 3,808,527      $11.02      $ 9,545

OPERATING EXPENSES:

    Taxes                                                    $   321,195      $ 0.93      $   805    8.43%
    Insurance                                                $    78,603      $ 0.23      $   197    2.06%
    Utilities                                                $   406,182      $ 1.18      $ 1,018   10.67%
    Repair & Maintenance                                     $    57,057      $ 0.17      $   143    1.50%
    Cleaning                                                 $         0      $ 0.00      $     0    0.00%
    Landscaping                                              $   111,321      $ 0.32      $   279    2.92%
    Security                                                 $         0      $ 0.00      $     0    0.00%
    Marketing & Leasing                                      $    59,850      $ 0.17      $   150    1.57%
    General Administrative                                   $   324,786      $ 0.94      $   814    8.53%
    Management                                  3.00%        $   114,256      $ 0.33      $   286    3.00%
    Miscellaneous                                            $    77,007      $ 0.22      $   193    2.02%

TOTAL OPERATING EXPENSES                                     $ 1,550,257      $ 4.49      $ 3,885   40.70%

    Reserves                                                 $   119,700      $ 0.35      $   300    3.14%

NET OPERATING INCOME                                         $ 2,138,570      $ 6.19      $ 5,360   56.15%

    "GOING IN" CAPITALIZATION RATE                                  8.25%

    VALUE INDICATION                                         $25,922,063      $75.01      $64,968

    LESS: LEASE-UP COST                                     ($   161,000)
    PV OF CONCESSIONS                                       ($    86,000)

    {OTHER VALUE ADJUSTMENTS}

    "AS IS" VALUE INDICATION

    (DIRECT CAPITALIZATION APPROACH)                         $25,675,063

                             ROUNDED                         $25,700,000      $74.36      $64,411

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE           VALUE            ROUNDED           $/UNIT         $/SF
--------------------------------------------------------------------------
 7.50%          $28,267,269       $28,300,000        $70,927        $81.89
 7.75%          $27,347,454       $27,300,000        $68,421        $78.99
 8.00%          $26,485,127       $26,500,000        $66,416        $76.68
 8.25%          $25,675,063       $25,700,000        $64,411        $74.36
 8.50%          $24,912,649       $24,900,000        $62,406        $72.05
 8.75%          $24,193,802       $24,200,000        $60,652        $70.02
 9.00%          $23,514,891       $23,500,000        $58,897        $68.00

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $25,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                          $26,100,000
Direct Capitalization Method                           $25,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $25,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $ 25,400,000
Income Approach                                      $ 25,900,000
Reconciled Value                                     $ 25,700,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $25,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                              SUBJECT PHOTOGRAPHS

             [PICTURE]                               [PICTURE]

    SUBJECT PROPERTY BUILDING 1            SUBJECT PROPERTY BUILDING 2

             [PICTURE]

  SUBJECT PROPERTY BUILDING THREE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1             COMPARABLE I-2              COMPARABLE I-3
GREENWAY TRAIL APARTMENTS     REMINGTON APARTMENTS       HUNTERS GLEN APARTMENTS
    136 Greenway Trail       525 Fair Meadows Drive     245 North Oakhurst Drive
     Carol Stream, IL            Romeoville, IL                Aurora, IL

        [PICTURE]                   [PICTURE]                   [PICTURE]

         COMPARABLE I-4
      MILL PONDS APARTMENTS
 1331 Modaff Road Naperville, IL                    N/A

            [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                             COMPARABLE
          DESCRIPTION                             SUBJECT                                       R - 1
-----------------------------------------------------------------------------------------------------------------------
  Property Name                   Twin Lake Towers Apartments              Avalon at West Grove
  Management Company              AIMCO                                    AvalonBay Communities, Inc.

LOCATION:

  Address                         816 South Adams Street                   One Fountainhead Drive
  City, State                     Westmont, Illinois                       Westmont, IL
  County                          DuPage                                   DuPage
  Proximity to Subject                                                     Right next to the subject

PHYSICAL CHARACTERISTICS:

  Net Rentable Area (SF)          345,600                                  388,500
  Year Built                      1969                                     1967 (1999)
  Effective Age                   25                                       20
  Building Structure Type         Brick; EPDM roof                         Brick; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                     Open, 25 Carports
  Number of Units                 399                                      400

  Unit Mix:                              Type         Unit    Qty.  Mo.          Type        Unit     Qty.  Mo.
                                  1 1Br/1Ba - 1A10      800   288  $743    1 1BD/1BH - A1      750     40  $755
                                  2 2Br/1.5Ba - 2A15  1,025   108  $938    1 1BD/1BH - A2      850    160  $795
                                  3 3Br/2Ba - 3A20    1,500     3  $608    2 2BD/1.5BH - C1  1,075     60  $875
                                                                           2 2BD/1.5BH - C3  1,150     80  $880
                                                                           2 2BD/1.5BH - C2  1,100     60  $900
  Average Unit Size (SF)          866                                      971
  Unit Breakdown:                 Efficiency     0%   2-Bedroom   27%      Efficiency    0%     2-Bedroom    50%
                                  1-Bedroom     72%   3-Bedroom    1%      1-Bedroom    50%     3-Bedroom     0%
CONDITION:                        Average                                  Good
APPEAL:                           Average                                  Good
AMENITIES:
  Unit Amenities                     Attach. Garage       Vaulted Ceiling     Attach. Garage       Vaulted Ceiling
                                  X  Balcony                               X  Balcony
                                     Fireplace                                Fireplace         X
                                  X  Cable TV Ready                        X  Cable TV Ready   25 Car Ports Available
  Project Amenities                  Swimming Pool                         X  Swimming Pool
                                     Spa/Jacuzzi          Car Wash            Spa/Jacuzzi          Car Wash
                                     Basketball Court     BBQ Equipment       Basketball Court     BBQ Equipment
                                     Volleyball Court     Theater Room        Volleyball Court     Theater Room
                                     Sand Volley Ball     Meeting Hall        Sand Volley Ball  X  Meeting Hall
                                     Tennis Court         Secured Parking     Tennis Court         Secured Parking
                                     Racquet Ball      X  Laundry Room     X  Racquet Ball      X  Laundry Room
                                     Jogging Track        Business Office     Jogging Track        Business Office
                                     Gym Room          X  Lake/Pond        X  Gym Room             Lake/Pond
OCCUPANCY:                        86%                                      90%
LEASING DATA:
  Available Leasing Terms         12 Months                                6 to 12 Months
  Concessions                     $300 off the first month                 2 Months Free
  Pet Deposit                     $150                                     $300 - $350
  Utilities Paid by Tenant:       X   Electric    X    Natural Gas         X   Electric         Natural Gas
                                  X   Water       X    Trash                   Water            Trash
  Confirmation                    May 22 2003; Victor Goti (Property       May 22 2003; Victor Goti (Property
                                   Manager)                                 Manager)
  Telephone Number                (630) 241-1100                           (630) 241-1100
NOTES:                                                                     None

COMPARISON TO SUBJECT:                                                     Slightly Superior

                                                   COMPARABLE                              COMPARABLE
          DESCRIPTION                                R - 2                                    R - 3
-----------------------------------------------------------------------------------------------------------------------
  Property Name                   Oaks at Knollwood                        Idyllwild
  Management Company              RREEF Funds                              Ross Financial Services, Inc.

LOCATION:

  Address                         6096 Knollwood Road                      1526 Lakeview Drive
  City, State                     Willowbrook, IL                          Darien, IL
  County                          DuPage                                   DuPage
  Proximity to Subject            1.5 miles east of the subject            3.5 miles south of the subject

PHYSICAL CHARACTERISTICS:

  Net Rentable Area (SF)          185,084                                  164,900
  Year Built                      1986                                     1979
  Effective Age                   15                                       20
  Building Structure Type         Brick & wood siding walls;               Brick & wood siding walls;
                                  asphalt shingle walls; roof              asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                     Open
  Number of Units                 224                                      178

  Unit Mix:                            Type      Unit Qty.  Mo.                     Type        Unit   Qty.   Mo.
                                  1 1BD/1BH A1    621  24  $  845          1 1BD/1BH - Plan A     800   88   $770
                                  1 1BD/1BH A2    733  60  $  940          2 2BD/1BH - Plan C   1,050   45   $900
                                  1 1BD/1BH A3    796  60  $  950          2 2BD/1BH - Plan D   1,050   45   $900
                                  2 2BD/2BH B1    959  40  $1,190
                                  3 2BD/2BH B2  1,002  40  $1,270

  Average Unit Size (SF)          826                                      926
  Unit Breakdown:                 Efficiency   0%  2-Bedroom  36%          Efficiency     0%     2-Bedroom    51%
                                  1-Bedroom   64%  3-Bedroom   0%          1-Bedroom     49%     3-Bedroom     0%
CONDITION:                        Good                                     Average
APPEAL:                           Good                                     Average
AMENITIES:
  Unit Amenities                     Attach. Garage    X  Vaulted Ceiling     Attach. Garage       Vaulted Ceiling
                                  X  Balcony           X                   X  Balcony
                                  X  Fireplace                                Fireplace
                                  X  Cable TV Ready                        X  Cable TV Ready
  Project Amenities               X  Swimming Pool                         X  Swimming Pool
                                  X  Spa/Jacuzzi          Car Wash         X  Spa/Jacuzzi          Car Wash
                                     Basketball Court     BBQ Equipment       Basketball Court     BBQ Equipment
                                     Volleyball Court     Theater Room        Volleyball Court     Theater Room
                                     Sand Volley Ball     Meeting Hall        Sand Volley Ball     Meeting Hall
                                  X  Tennis Court         Secured Parking  X  Tennis Court         Secured Parking
                                     Racquet Ball      X  Laundry Room        Racquet Ball      X  Laundry Room
                                  X  Jogging Track     X  Business Office     Jogging Track        Business Office
                                  X  Gym Room             Lake/Pond        X  Gym Room             Lake/Pond
OCCUPANCY:                        93%                                      86%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months, Variable                 12 Months
  Concessions                     $100 dollars off rent                    1.5 Months Free, Reduced Security Deposit
  Pet Deposit                     $200 - $300                              $300
  Utilities Paid by Tenant:       X   Electric    X    Natural Gas         X   Electric         Natural Gas
                                  X   Water       X    Trash                   Water            Trash
  Confirmation                    May 22 2003; Victor Goti (Property       May 22 2003; Victor Goti (Property
                                   Manager)                                 Manager)
  Telephone Number                (630) 241-1100                           (630) 241-1100
NOTES:                            Near Oak Brook Shopping Center - Upper   None
                                   Scale

COMPARISON TO SUBJECT:            Slightly Superior                        Slightly Superior

                                                 COMPARABLE                               COMPARABLE
          DESCRIPTION                               R - 4                                   R - 5
---------------------------------------------------------------------------------------------------------------------
  Property Name                   Bristol Club                             Archstone Willowbrook
  Management Company              Penobscot Corporation                    Archstone Communities

LOCATION:

  Address                         5700 South Walnut                        6060 Laurell Lane
  City, State                     Downers Grove, IL                        Willowbrook, IL
  County                          DuPage                                   DuPage
  Proximity to Subject            4 miles west of the subject              2 miles east of subject

PHYSICAL CHARACTERISTICS:

  Net Rentable Area (SF)          370,260                                  418,384
  Year Built                      1986                                     1986 (2000)
  Effective Age                   15                                       10
  Building Structure Type         Brick & aluminum siding                  Brick & wood siding walls;
                                  walls; asphalt shingle roof              asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                     Open
  Number of Units                 420                                      488

  Unit Mix:                              Type         Unit   Qty.   Mo.         Type       Unit  Qty.    Mo.
                                  1 1BD/1BH - A1       716    40   $  925  1 1BD/1BH        620    64   $  725
                                  1 1BD/1BH - A2       753    40   $  950  1 1BD/1BH        730   128   $  825
                                  1 1BD/1BH - A3       767    40   $  970  1 1BD/1BH/DEN    920   152   $  890
                                  1 1BD/1BH/DEN - B1   832    20   $1,068  2 2BD/2BH        921    16   $  950
                                  1 1BD/1BH/DEN - B2   869    40   $1,100  3 2BD/2BH      1,021   128   $1,145
                                  1 1BD/1BH/DEN - B3   904    20   $1,045
                                  1 1BD/1BH/DEN - B4   899    20   $1,090
                                  2 1BD/1BH/LOFT-C1    907    40   $1,105
                                  2 1BD/1BH/LOFT-C2    915    40   $1,120
                                  2 2BD/1.5BH - D1     961    40   $1,170
                                  3 2BD/2BH - D2     1,020    40   $1,235
                                  3 2BD/2BH - D3     1,031    40   $1,225
  Average Unit Size (SF)          882                                      857
  Unit Breakdown:                 Efficiency     0%     2-Bedroom    29%   Efficiency    0%   2-Bedroom    30%
                                  1-Bedroom     71%     3-Bedroom     0%   1-Bedroom    70%   3-Bedroom     0%
CONDITION:                        Good                                     Good
APPEAL:                           Good                                     Good
AMENITIES:
  Unit Amenities                     Attach. Garage       Vaulted Ceiling     Attach. Garage    X  Vaulted Ceiling
                                  X  Balcony           X                   X  Balcony           X
                                  X  Fireplace         X                   X  Fireplace
                                  X  Cable TV Ready                        X  Cable TV Ready
  Project Amenities               X  Swimming Pool                         X  Swimming Pool
                                  X  Spa/Jacuzzi          Car Wash            Spa/Jacuzzi          Car Wash
                                     Basketball Court     BBQ Equipment       Basketball Court     BBQ Equipment
                                     Volleyball Court     Theater Room        Volleyball Court     Theater Room
                                     Sand Volley Ball     Meeting Hall     X  Sand Volley Ball     Meeting Hall
                                  X  Tennis Court         Secured Parking  X  Tennis Court         Secured Parking
                                     Racquet Ball         Laundry Room        Racquet Ball      X  Laundry Room
                                     Jogging Track     X  Business Office     Jogging Track     X  Business Office
                                  X  Gym Room             Lake/Pond        X  Gym Room             Lake/Pond
OCCUPANCY:                        89%                                      90%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months, Variable                 6 to 12 Months, Variable
  Concessions                     1 - 2 Months Free                        None
  Pet Deposit                     $250                                     $425
  Utilities Paid by Tenant:       X   Electric    X    Natural Gas         X   Electric    X    Natural Gas
                                  X   Water       X    Trash               X   Water       X    Trash
  Confirmation                    May 22 2003; Victor Goti (Property       May 22 2003; Victor Goti (Property
                                   Manager)                                 Manager)
  Telephone Number                (630) 241-1100                           (630) 241-1100
NOTES:                            Concierge Service, Courtyard             No concessions reported, however property
                                                                           manager has said the rent has been lowered
                                                                           to reflect current market conditions.
COMPARISON TO SUBJECT:            Slightly Superior                        Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1          COMPARABLE R-2          COMPARABLE R-3
 AVALON AT WEST GROVE     OAKS AT KNOLLWOOD           IDYLLWILD
One Fountainhead Drive   6096 Knollwood Road      1526 Lakeview Drive
    Westmont, IL           Willowbrook, IL            Darien, IL

     [PICTURE]                [PICTURE]               [PICTURE]

 COMPARABLE R-4                               COMPARABLE R-5
  BRISTOL CLUB                             ARCHSTONE WILLOWBROOK
5700 South Walnut                            6060 Laurell Lane
Downers Grove, IL                             Willowbrook, IL

     [PICTURE]                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Seamus P. King provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                              -s- Kenneth W. Kapecki
                                              ----------------------
                                                 Ken Kapecki, MAI
                                      Managing Principal, Real Estate Group
                                Illinois Certified General Real Estate Appraiser
                                                    #153000331

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                             KENNETH W. KAPECKI, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Kapecki has over 17 years of experience in
                           providing valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                           Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                           Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

  Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

  Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION                  University of Wisconsin - La Crosse
                            Bachelor of Science - Geography

STATE CERTIFICATIONS       State of Illinois, Certified General Real Estate
                           Appraiser, #153000331

                           State of Indiana, Certified Gener Appraiser,
                           #CG49600008

                           State of Michigan, Certified Gener Appraiser, #1201003145

                           State of Wisconsin, Certified General Appraiser and Licensed Appraiser, #641

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS                Chicago Chapter, Admissions Committee Member,
                            1997 - Present

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

VALUATION AND            Appraisal Institute
SPECIAL COURSES           Appraisal Principles
                          Case Studies in Real Estate Valuation
                          Fair Lending and the Appraiser
                          Highest & Best Use and Market Analysis
                          Income Capitalization, Parts A and B
                          Litigation Support: The Appraiser as an Expert Witness
                          Partial Interest Valuation
                          Real Estate Disclosure
                          Report Writing
                          Standards of Professional Practice
                          Valuation of Detrimental Conditions
                          Valuation Theory and Techniques
                         Arthur Andersen, Course Developer
                          Income Capitalization Theory and Techniques
                          Introduction to the Cost Approach
                          Property Inspection and Market Data Collection

AMERICAN APPRAISAL ASSOCIATES, INC.
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
TWIN LAKE TOWERS APARTMENTS, WESTMONT, ILLINOIS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.